Exhibit (99)

             High Country Bank approves formation of holding company


BOONE, N.C. -- Boone based High Country Bank (HGCT - Over the Counter Bulletin Board) has announced that the bank has completed the process of converting to a holding company form.

High Country Financial Corporation, quoted on the OTCBB under the symbol HGCF, has become the parent of High Country Bank.

High Country Financial Corporation is a North Carolina, one-bank holding company headquartered in Boone, North Carolina.

High Country Bank's shareholders approved the holding company reorganization at the bank's annual meeting held May 14. Regulatory approval was received on June
25. The holding company conversion was completed successfully on July 1.

As a result of the conversion, each share of High Country Bank common stock was automatically converted into one share of High Country Financial Corporation stock. High Country Financial Corporation is now the sole shareholder of High Country Bank.

High Country Financial Corporation's board of directors is composed of the same persons who are directors of High Country Bank. C. Kenneth Wilcox, chairman of the board of the bank, is also chairman of High Country Financial Corporation's board of directors. The bank's President and chief executive officer, John M.
Brubaker, is also president and chief executive officer of High Country Financial Corporation.

The bank began operations on Nov. 30, 1998. As of June 30, 2002 it has total assets of $154 million. The bank's headquarters are located in Boone.

The bank has two additional full-service offices in Boone and two additional offices in West Jefferson. The bank offers a full range of banking and financial services to individuals and small to medium-sized businesses.


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